EXHIBIT 16

Letter regarding change of certifying accountants

January 21, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of Certified Diabetic Services, Inc., dated January 21, 2005, except for the second paragraph, as to which we have no basis for agreeing or disagreeing with such statements.

Yours truly,

/s/Hill, Barth & King LLC